UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 24, 2008

Piedmont Natural Gas Company, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	1-6196	56-0556998
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4720 Piedmont Row Drive, Charlotte, North Carolina		28210
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	704-364-3120

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On October 27, 2008, Piedmont Natural Gas Company, Inc. entered into a short-term Revolving Credit Facility agreement with Bank of America, N.A., pursuant to which Bank of America, N.A., agreed to make available to Piedmont unsecured loans in an aggregate principal amount not exceeding $50,000,000. On October 29, 2008, Piedmont entered into a short-term Revolving Credit Facility agreement with Branch Banking and Trust Company pursuant to which Branch Banking and Trust Company agreed to make available to Piedmont unsecured loans in an aggregate principal amount not exceeding at any time $25,000,000. Piedmont entered into these agreements (together, the "Short-Term Facilities") in order to provide additional lines of credit in addition to the unsecured line of credit available under its existing Credit Agreement dated as of April 25, 2006, among Piedmont and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other lenders party thereto (the "Credit Agreement"). These lines of credit will provide Piedmont with additional resources to accommodate its seasonal cash flow requirements, including support for its gas supply procurement program, as well as for general corporate purposes. While Piedmont has the right to request an additional $150,000,000 in aggregate commitments under the existing Credit Agreement, Piedmont determined that the terms under the Short-Term Facilities were more favorable. Both Bank of America, N.A. and Branch Banking and Trust Company are lenders under the Credit Agreement. No borrowings have been made under the Short-Term Facilities, and approximately $406.5 million was outstanding under the Credit Agreement as of October 31, 2008.

All outstanding principal, interest and other amounts under the Short-Term Facilities are payable no later than December 1, 2008. The Short-Term Facilities contain usual and customary representations, warranties and affirmative and negative covenants which match those in the Credit Agreement. These include covenants restricting Piedmont's ability to enter into certain amendments to its Senior Note Agreements or Medium Term Notes Indenture (as such terms are defined in the Credit Agreement), restricting the ability of Piedmont to enter into contracts that limit Piedmont's subsidiaries from making restricted payments to Piedmont or from creating liens on their respective property, and prohibiting Piedmont from exceeding a ratio of Consolidated Funded Indebtedness to Total Capitalization (as such terms are defined in the Credit Agreement) of 0.70 to 1.00 at any time. The Credit Agreement also contains covenants limiting or prohibiting Piedmont's ability to incur certain liens, merge, consolidate, dispose of all or substantially all its assets, or discontinue a line of business. Advances under each Short-Term Facility bear interest at a rate based on the 30-day LIBOR rate plus from 0.75% to 1.75%, based on Piedmont’s credit ratings. Advances under the Credit Agreement bear interest based on the 30-day LIBOR rate plus from 0.15% to 0.35%, based on Piedmont’s credit ratings.

The Short-Term Facilities and the Credit Agreement contain customary events of default, including, but not limited to, the failure to make required payments, breaches of representations or warranties, the failure to observe covenants or agreements, the failure to pay certain other indebtedness, the failure to observe any other agreement or condition relating to certain other indebtedness which permits the holders of the indebtedness to accelerate such indebtedness, adverse material non-monetary judgments or monetary judgments over a specified amount, certain adverse events relating to certain employee benefit plans, bankruptcy, insolvency and change of control. Borrowings under the Short-Term Facilities and the Credit Agreement are subject to acceleration upon the occurrence of events of default.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item is incorporated by reference from Item 1.01 above and from Item 1.01 of Piedmont's Form 8-K filed January 23, 2008.

Item 8.01 Other Events.

On October 24, 2008, the North Carolina Utilities Commission issued an order approving Piedmont's stipulation with all of the parties to its general rate case proceeding (with the exception of the North Carolina Attorney General's office) that provides for an annual revenue increase of $15.7 million. In addition to the revenue increase, the order approves the permanent extension of the margin decoupling mechanism (formerly known as the Customer Utilization Tracker) that was approved on an experimental basis in Piedmont's last general rate case proceeding in 2005, cost allocation and rate design changes under Piedmont's existing rate schedules, and changes to existing service regulations and tariffs. Further, the order approves up to $1.275 million of annual conservation program spending with appropriate cost recovery mechanisms. The new rates will be placed into effect on November 1, 2008.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Natural Gas Company, Inc.

October 31, 2008	By:	Jose M. Simon

Name: Jose M. Simon
Title: Vice President and Controller